SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Jamba, Inc.

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April 2, 2009

TO THE STOCKHOLDERS OF

JAMBA, INC.:

You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Jamba, Inc. (the “Company”) on May 8, 2009, at 10:00 a.m. local time, which will be held at the Company’s principal offices, located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

Details of business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. At the Annual Meeting, the Company will present a report on its operations during the past year.

Accompanying this Proxy Statement is the Company’s 2008 Annual Report to Stockholders.

We hope that you will attend the Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or by completing, signing, dating and returning your proxy form in the enclosed envelope.

Sincerely yours,

JAMES D. WHITE

President and Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

JAMBA, INC.

6475 Christie Avenue, Suite 150

Emeryville, California 94608

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 8, 2009

Dear Stockholder:

You are invited to attend the 2009 Annual Meeting of Stockholders of Jamba, Inc., a Delaware corporation (the “Company”), which will be held at the Company’s principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608 on May 8, 2009, at 10:00 a.m. local time, for the following purposes:

1. To elect our eight nominees as directors to serve until the next Annual Meeting and until their successors have been elected and qualified.

2. To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2009.

3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Stockholders of record at the close of business on March 16, 2009 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608.

By Order of the Board of Directors,

MICHAEL W. FOX

Secretary

Emeryville, California

April 2, 2009

IMPORTANT: Please vote and submit your proxy by telephone, the Internet or completing and promptly mailing the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2009

This Proxy Statement relating to the 2009 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 30, 2008 are available at www.proxyvote.com.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the Board of Directors of Jamba, Inc., a Delaware corporation (“Jamba,” “Company,” “we,” “us,” and “our”), for use at its 2009 Annual Meeting of Stockholders to be held on May 8, 2009, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 2, 2009.

SOLICITATION AND VOTING

Voting Securities. Only stockholders of record as of the close of business on March 16, 2009 will be entitled to vote at the meeting and any postponement or adjournment thereof. As of that time, there were 54,690,728 shares of common stock of the Company (the “Common Stock”) outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Restated Certificate”). Our current Restated Certificate does not have any other requirements for a quorum of the stockholders. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes. A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, a reverse stock split, and ratification of selection of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies. We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our employees, officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies. Stockholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet at www.proxyvote.com, or (3) by telephone at 1-800-690-6903. Specific instructions to be followed by any registered stockholder interested in voting via the Internet or by telephone are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the stockholder’s identity and to allow the stockholders to vote his or her shares and confirm that his or her voting instructions have been properly recorded. If you do not wish to vote via the Internet or telephone, please complete, sign and return the proxy card in the self-addressed, postage paid envelope provided.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Company’s bylaws (the “Bylaws”), the board of directors of the Company (hereinafter referred to as the “Board” or the “Board of Directors”) has set the size of the Board at eight members and there are currently eight members serving, with no vacancies. The terms of the current directors expire upon the election and qualification of the directors to be elected at the 2009 Annual Meeting. The Board has nominated all eight current directors for re-election at the 2009 Annual Meeting to serve until the 2010 Annual Meeting of Stockholders and until their successors are duly elected and qualified. Set forth below is information regarding the nominees to the Board for election as a director.

Each nominee has agreed to be named in this proxy statement and to serve if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate such an occurrence), the proxies may be voted for such substitute nominee(s) as we may designate.

If a quorum is present and voting, each of the eight nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than eight nominees. Abstentions, “broker non-votes” and withheld votes will have no effect on the outcome of the vote. Under our Bylaws, if an incumbent director is not elected, the director shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject such director’s resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its ultimate decision, may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board as permitted by our Bylaws.

The nominees to the Board to serve until the next Annual Meeting and until their successors have been duly elected and qualified are as follows:

Name	Age	Director Since
Steven R. Berrard	54	2005
Thomas C. Byrne	46	2005
Richard L. Federico	54	2006
Robert C. Kagle	53	2006
Brian Swette	55	2006
Ramon Martin-Busutil	75	2006
Lesley H. Howe	64	2007
James D. White	48	2008

The principal occupations and qualifications of each nominee for director are as follows. There are no family relationships among any of our directors or executive officers.

STEVEN R. BERRARD has been our Chairman of the Board since January 2005. Mr. Berrard also served as our Chief Executive Officer from the Company’s inception until November 2006 and as our Interim Chief Executive Officer from August 6, 2008 to November 30, 2008. Mr. Berrard has served as Managing Partner of

New River Capital Partners, a private equity fund, which he co-founded, since 1997. Prior to co-founding New River Capital Partners, from 1996 to 1999, Mr. Berrard was the co-founder and Co-Chief Executive Officer of AutoNation, Inc., the nation’s leading automotive retail company. Prior to joining AutoNation, from 1987 to 1996, Mr. Berrard served as President and Chief Executive Officer of the Blockbuster Entertainment Group, the world’s largest video store operator, and as a member of the Board of Directors of Viacom, Inc. Prior to his tenure with Blockbuster, from 1981 to 1987, Mr. Berrard served as President of Huizenga Holdings, Inc. and served in various positions with subsidiaries of Huizenga Holdings. Prior to joining Huizenga Holdings, Mr. Berrard was employed by Coopers & Lybrand from 1976 to 1981. Mr. Berrard earned his B.S. in Accounting from Florida Atlantic University, currently serves on the Board of Directors of Pivotal Fitness and has been a member of the Board of Directors of Swisher International, Inc. since November 2004. He has also served on the Board of Directors of Birmingham Steel from 1999 until its sale in 2002, HealthSouth from 2004 until 2006, as well as Boca Resorts, Inc. from 1996 until prior to its sale to the Blackstone Group in December 2004.

THOMAS C. BYRNE has been a member of our Board of Directors since January 2005. Mr. Byrne has served as Administrative Partner of New River Capital Partners, a private equity fund, which he co-founded, since 1997. Prior to co-founding New River Capital Partners, Mr. Byrne was the Vice-Chairman of Blockbuster Entertainment Group, a division of Viacom, Inc. Additionally, Mr. Byrne was President of the Viacom Retail Group and represented Blockbuster in all cross-Viacom opportunities. Prior to joining Blockbuster, from 1985 to 1987, Mr. Byrne was employed by KPMG Peat Marwick. Mr. Byrne has a B.S. and M.A. in Accounting from the University of Florida. Mr. Byrne is a certified public accountant and is a member of the Board of Directors of Certilearn, Inc., ITC Learning, Swisher International, Inc., Pivotal Fitness, and the Private Equity Committee of the University of Florida Foundation.

RICHARD L. FEDERICO has been a member of our Board of Directors since November 2006. Mr. Federico had previously served as a director of Jamba Juice Company from October 2004 to November 2006. Since September 1997, Mr. Federico has been the Chief Executive Officer of P.F. Chang’s China Bistro Inc. and a Director of P.F. Chang’s China Bistro Inc. since February 1996. In December 2000, Mr. Federico was named Chairman of the Board of P.F. Chang’s China Bistro Inc. From February 1989 to January 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc., where he was responsible for concept development and operations.

ROBERT C. KAGLE has been a member of our Board of Directors since November 2006. Mr. Kagle previously served as a director of Jamba Juice Company from 1994 to 2006. Mr. Kagle has been a member of Benchmark Capital Management Company, LLC, the General Partner of Benchmark Capital Partners, L.P. and Benchmark Founders’ Fund, L.P., since its founding in May 1995. Mr. Kagle also has been a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the board of directors of ZipRealty, Inc. and on the board of directors and the audit committee of Axiom Legal, Inc. Mr. Kagle holds a B.S. degree in Electrical and Mechanical Engineering from the General Motors Institute (renamed Kettering University in January 1998) and an M.B.A. degree from the Stanford Graduate School of Business.

BRIAN SWETTE has been a member of our Board of Directors since November 2006. Mr. Swette has served as a board member of Burger King Corporation since 2002. He is also an investor and board member in Theladders.com, Madison Road Entertainment, CBL Partners, FRS Company and Care.com. Mr. Swette served in several capacities at eBay from 1998 through the end of 2002, including Chief Operating Officer and Vice President of Marketing. He led eBay’s penetration into international markets, oversaw the development of its marketing, managed the implementation of its fixed-price strategy and chartered a course into new business categories such as automotive and business-to-business. Prior to eBay, Mr. Swette was Executive Vice President and Chief Marketing Officer of Pepsi-Cola where he was one of the architects of Pepsi’s move into the water, tea, coffee and juice categories, specifically Aquafina Water, Ocean Spray Juices, Lipton Teas and Starbucks’ Frappuccino. Prior to Pepsi-Cola, Mr. Swette spent four years as a Brand Manager at Procter & Gamble. Mr. Swette is a Trustee of Arizona State University, Endeavor.org and The Global Institute of Sustainability.

RAMON MARTIN-BUSUTIL has been a member of our Board of Directors since November 2006. Mr. Martin-Busutil is a consultant and has been teaching at the EADA Business School in Barcelona, Spain since 2002. In addition, he has also served as a visiting professor at Georgia Tech University and The Citadel at various times since 2002. Mr. Martin-Busutil served as Chairman and Chief Executive Officer of Carolina Video Vending LLC from 1998 through 2002. Prior to these positions, Mr. Martin-Busutil spent over twenty years in management positions with several international businesses. From 1992 to 1995, Mr. Martin-Busutil was President of International at Blockbuster Entertainment, a Viacom company. Prior to that, Mr. Martin-Busutil was the President of Cadbury Schweppes Europe and had various management responsibilities at General Foods (the current Kraft Foods) in marketing, sales, manufacturing and research and development areas. Mr. Martin-Busutil speaks four languages, has a Doctor of Engineering from the University of Madrid and a postgraduate of HEC Business School in Paris. Mr. Martin-Busutil lives in Spain and the United States.

LESLEY H. HOWE has been a member of our Board of Directors since December 2007. Mr. Howe has over 40 years of financial and management experience, spending more than 30 years with the international accounting firm of KPMG Peat Marwick, LLP, where he was a senior partner and from 1994-1997 served as Area Managing Partner for the Los Angeles office. He served as CEO of Consumer Networks LLC, a San Diego-based internet marketing and promotions company from 2001 until its sale in 2007. Mr. Howe is a member of the board of directors of P.F. Chang’s China Bistro Inc., NuVasive, Inc., Volcano Corporation and a privately held corporation.

JAMES D. WHITE has been a member of our Board of Directors and our President and Chief Executive Officer since December 2008. Previously, Mr. White was Senior Vice President of Consumer Brands for Safeway, Inc. with responsibility for brand strategy, innovation, manufacturing and commercial sales from 2005 to 2008. Prior to Safeway, Mr. White was Senior Vice President of Business Development, North America at the Gillette Company, where his responsibilities included centralized marketing, sales, retail execution, marketing planning and Canadian operations from 2002 to 2005. Mr. White also held executive and management roles with Nestle Purina from 1987 to 2005, including Vice President, Customer Interface Group from 1999 to 2002, and Vice President, Customer Development East from 1997 to 1999.

Background information on the officers of the Company other than Mr. White can be found in our Annual Report on From 10-K filed on March 16, 2009 under the heading “Executive Officers.”

Recommendations of the Board of Directors

The Board of Directors recommends a vote “FOR” our nominees named above.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of the director nominees standing for election, except for James D. White, has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In determining the independence of our directors, the Board of Directors has adopted the independence standards that mirror exactly the criteria specified by applicable law and regulations of the SEC and the NASDAQ. In making the determination of independence of our non-management directors, the Board of Directors evaluated the independence of Messrs. Byrne and Kagle in connection with past equity transactions with the Company and/or Jamba Juice Company. It also considered the grant of options covering 133,334 and 133,333 shares of our Common Stock pursuant to the Company’s 2006 Employee, Director and Consultant Stock Plan to each of Messrs. Byrne and Busutil, respectively, for committee participation and transition assistance provided to the Company in their capacities as Board members. In addition, it also considered the management consulting fees paid to Mr. Busutil in 2008. It also considered our agreement with CertiLearn, Inc., described below in the section entitled “Certain Relationships and Related Transactions”, in further evaluating the independence of Messrs. Byrne and Berrard. In addition, as previously disclosed, Steven R. Berrard served as President, Chief Executive Officer and Chairman of the Board of the Company prior to its acquisition of Jamba Juice Company in 2006 and as Interim Chief Executive Officer of the Company from April 6, 2008 to November 30, 2008. However, he did not collect a salary as an officer or receive a retainer as a director for his service. The Board of Directors also considered certain management fees Mr. Berrard’s affiliated companies received and his past debt and equity transactions with the Company.

Certain Relationships and Related Transactions

In January 2009, Jamba Juice entered into an agreement with CertiLearn, Inc. (“CertiLearn”) whereby CertiLearn provides certain training materials and services to Jamba Juice. Under the terms of the agreement with CertiLearn, we expect to pay CertiLearn approximately $69,000 for an initial engagement, set up, initial course development and one year of service. We may further engage CertiLearn to develop additional courses at a cost of $3,000 to $10,000 per course, but we do not expect to spend more than $120,000 for services performed by CertiLearn in any twelve month period or $200,000 in any three-year period. CertiLearn is a portfolio company of New River Capital Partners, and, as previously disclosed, Messrs. Berrard and Byrne serve, respectively, as Managing General Partner and Administrative General Partner of New River Capital Partners. Mr. Byrne also serves as a non-executive Chairman of the Board of CertiLearn for which he does not receive any fees and plays no active role in providing services for CertiLearn.

In addition to the considerations discussed below in “Procedures for Approval of Related Person Transactions,” the Board of Directors also considered certain management fees paid by CertiLearn to New River Capital Partners.

Furthermore, in addition to the options granted to Messrs. Byrne and Busutil described in the section above entitled “Director Independence” an option to purchase 133,333 shares of our Common Stock was also granted to Jack Lynn in connection with his management consulting services related to transition and cost-reduction initiatives, in addition to cash remuneration previously paid to Mr. Lynn. Mr. Lynn is also a principal of New River Capital Partners.

Jamba has entered into indemnity agreements with certain officers and directors which provide, among other things, that Jamba will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Jamba, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Other than the foregoing, there were no relationships or related party transactions in the fiscal year ended December 30, 2008 (“Fiscal 2008”) requiring disclosure in this Proxy Statement.

Procedures for Approval of Related Person Transactions

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties.

Executive Sessions

Non-management directors regularly meet in executive session without management present each time the Board of Directors holds its regularly scheduled meetings.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation and Executive Development Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Copies of these charters are available on our website at http://ir.jambajuice.com/governance.cfm. The Board of Directors held fifteen meetings during Fiscal 2008. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. During Fiscal 2008, each of our directors except Mr. Kagle attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors held during the period on which such director served. Mr. White was appointed to the Board of Directors effective December 1, 2008 and attended the one meeting of the Board of Directors held in Fiscal 2008 after the effective date of his appointment. Directors are expected to make every effort to attend our annual meetings of stockholders; six of the eight directors attended the Company’s last Annual Meeting of Stockholders held on May 28, 2008.

The following table sets forth the three standing committees of the Board of Directors, the current and former members of each committee during Fiscal 2008 and the number of meetings held by each such committee during Fiscal 2008:

Name of Director	Audit	Compensation and Executive Development	Nominating and Corporate Governance
Steven R. Berrard (1)	Member
Thomas C. Byrne	Member	Member
Richard L. Federico (2)	Member		Chair
Robert C. Kagle		Member
Ramon Martin-Busutil			Member
Brian Swette		Chair	Member
Lesley H. Howe	Chair
Number of Meetings:	8	6	4

(1)	Mr. Berrard did not serve on our audit committee from August 6, 2008 to November 30, 2008, during which time he was serving as our Interim Chief Executive Officer.
(2)	Mr. Federico served on our audit committee from August 6, 2008 to November 30, 2008 during which time Mr. Berrard was serving as our Interim Chief Executive Officer.

Audit Committee

The current members of the Audit Committee are Lesley H. Howe (Chair), Steven R. Berrard and Thomas C. Byrne.

Each of the members of the Audit Committee is independent for purposes of the applicable NASDAQ rules and the rules and regulations of the SEC as they apply to Audit Committee members.

With the assistance of the Company’s legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards and criteria to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the Board members. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board. The Board made a determination that all current members of the Audit Committee are “audit committee financial experts” based upon the Nominating and Corporate Governance Committee’s report and each Board member’s review of the information made available to the committee.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website at http://ir.jambajuice.com/governance.cfm. As more fully defined in the committee’s charter, the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation and Executive Development Committee

The current members of the Compensation and Executive Development Committee are Brian Swette (Chair), Thomas C. Byrne and Robert C. Kagle. Each of the members of the Compensation and Executive Development Committee is independent for purposes of the applicable NASDAQ rules. The Compensation and Executive Development Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website at http://ir.jambajuice.com/governance.cfm.

As more fully described in the committee’s charter, the primary function of the Compensation and Executive Development Committee is to assist the Board of Directors in managing compensation and development for directors and executives. The Compensation and Executive Development Committee’s primary duties and responsibilities are to (i) set compensation philosophy and determine executive compensation; (ii) ensure that all components of executive compensation are consistent with the Company’s compensation philosophy as in effect from time to time; (iii) evaluate and make recommendations to the Board of Directors on an annual basis concerning compensation of the members of the Board of Directors; and (iv) work with management to devise and execute on an executive development plan and succession planning and practices for the Company. The Compensation and Executive Development Committee’s Charter does not provide for any delegation of these duties. In addition, the Compensation and Executive Development Committee has the authority under its charter to hire outside consultants and conduct such compensation reviews, investigations and/or surveys as the Compensation and Executive Development Committee may reasonably deem will provide such information as could reasonably and properly be required by the Compensation and Executive Development Committee in the exercise of its duties and responsibilities. In Fiscal 2008, the Company engaged a consultant related to executive compensation matters.

In setting compensation for our members of the Board of Directors, our executive officers provide suggestions on the administration of compensation for our directors to the Compensation and Executive Development Committee. For a description of the role our executive officers play in determining or recommending the amount or form of executive compensation, please see the section below entitled “EXECUTIVE COMPENSATION—Compensation Discussion and Analysis.”

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Executive Development Committee is or has been an officer or employee of the Company during Fiscal 2008. During Fiscal 2008, no member of the Compensation and Executive Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During Fiscal 2008, none of the Company’s executive officers served on the Compensation and Executive Development Committee or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation and Executive Development Committee or Board of Directors.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Richard L. Federico (Chair), Ramon Martin-Busutil and Brian Swette.

Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ rules. The Nominating and Corporate Governance Committee operates under a written charter approved by the Board of Directors, a copy of which is available on our website at http://ir.jambajuice.com/governance.cfm. As more fully defined in the committee’s charter, the Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Director Nominations

The Board of Directors has adopted a Director Qualifications and Nominations Policy, the purpose of which is to describe the process by which candidates for possible inclusion in the Company’s slate of director nominees are selected. The Director Qualifications and Nominations Policy is administered by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth below in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining if the Board of Directors requires additional candidates for nomination.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;

•	the perceived needs of the Board of Directors for particular skills, background and business experience;

•

the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a stockholder. In order to be so evaluated, any recommendation for director nominee submitted by a stockholder must be sent in writing to the Corporate Secretary, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608, 120 days prior to the anniversary of the date proxy statements were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and must contain the following information:

•	the candidate’s name, age, contact information and present principal occupation or employment; and

•

a description of the candidate’s qualifications, skills, background, and business experience during, at a minimum, the last five years, including his/her principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and stockholders consistently using the criteria stated in its policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board of Directors at that time.

In addition, our Bylaws permit stockholders to nominate directors for consideration at annual meetings, provided the advance notice requirements set forth in our Bylaws have been properly met.

Communications with Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)

c/o Corporate Secretary

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, CA 94608

Fax: (510) 653-0643

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our General Counsel.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its employees, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics is posted on the Company’s website at http://ir.jambajuice.com/governance.cfm. The Company intends to post on its Website any amendments to or waivers from the Company’s Code of Business Conduct and Ethics. The information contained on the Company’s website is not part of this document.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines that address the composition of the Board of Directors, criteria for membership on the Board of Directors and other Board of Directors governance matters. These guidelines are available on our website at http://ir.jambajuice.com/governance.cfm. A printed copy of the guidelines may also be obtained by any stockholder upon request in writing to Jamba, Inc., c/o ICR, Inc., 450 Post Road East, Westport, CT 06880, investors@jambajuice.com, or by telephoning (203) 682-8200.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is composed of three members and acts under a written charter adopted and approved by the Board of Directors in 2006. The members of the Audit Committee are independent as defined by its charter, the NASDAQ Global Market listing standards and the Securities Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 30, 2008 with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with KPMG LLP, the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 114 (Communication with Audit Committees), as amended. The independent registered public accounting firm also provided the Audit Committee with the written disclosures required by applicable professional and regulatory standards relating to KPMG’s independence from the Company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent registered public accountants and considered whether KPMG’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants. The Audit Committee concluded that the independent registered public accountants are independent from the Company and its management.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2008 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Lesley H. Howe, Chairman

Steven R. Berrard 1

Thomas C. Byrne

[1]

On August 6, 2008 the Board appointed Mr. Berrard Interim Chief Executive Officer of the Company and simultaneously removed him as a member of the Audit Committee. He was reinstated on the Audit Committee on November 30, 2008 when he ceased to be Interim Chief Executive Officer of the Company. During this interim period from August 6, 2008 to November 30, 2008, Mr. Federico served as a member of our Audit Committee.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit Committee of the Board of Directors requests that stockholders ratify the selection of KPMG LLP as its independent public auditors to audit the consolidated financial statements of the Company for the fiscal year ending December 29, 2009 (“Fiscal 2009”). KPMG LLP audited the consolidated financial statements of the Company and management’s report for Fiscal 2008.

Prior to hiring KPMG LLP, the Company’s independent auditors were Deloitte & Touche LLP. On July 10, 2008, the Company approved the engagement of KPMG LLP as its independent registered public accounting firm.

A representative of KPMG LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the Annual Meeting, the stockholders are being asked to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for Fiscal 2009. If the selection of KPMG LLP as auditors for 2009 is not approved by stockholders, the adverse vote will be considered by the Audit Committee in its decision to retain KPMG as auditors for 2009. Even if this selection is ratified, the Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

Prior to July 10, 2008, Deloitte & Touche, LLP acted as our independent registered public accounting firm since its appointment in the fiscal years ended January 9, 2007 (“Fiscal 2006”) and January 1, 2008 (“Fiscal 2007”). The reports of Deloitte & Touche, LLP on the Company’s financial statements for Fiscal 2006 and Fiscal 2007 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. Deloitte & Touche, LLP audited the balance sheet of the Company as of December 31, 2005 and the related statements of operations, stockholders’ equity, and cash flows for the period from January 6, 2005 (inception) to December 31, 2005. Deloitte & Touche, LLP’s audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, Deloitte & Touche, LLP expressed no such opinion. The Company’s Board of Directors recommended and approved the decision to change independent registered public accounting firms.

In connection with the audit of the Company’s financial statements for Fiscal 2006, Fiscal 2007 and through July 10, 2008, there were no disagreements with Deloitte & Touche, LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche, LLP, would have caused it to make reference to the subject matter of such disagreements in connection with its audit report. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K except that as of the end of fiscal 2006 (year ended January 9, 2007), the Company’s disclosure controls and procedures were not effective due to the existence of a material weakness related to the accounting for large, complex, non routine transactions, as more fully described in the Company’s Annual Report on Form 10-K for the year ended January 9, 2007. As of the end of fiscal 2007 (year ended January 1, 2008) management concluded that the Company’s internal control over financial reporting was effective.

The Company gave permission to Deloitte & Touche, LLP to respond fully to the inquiries of the successor auditor, including concerning the subject matter of this reportable event. The Company requested that Deloitte & Touche, LLP furnish the Company with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of such letter, dated July 15, 2008, is filed as Exhibit 16.1 to the current report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2008.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended December 30, 2008 (“Fiscal 2008”) by its independent registered public accounting firm, KPMG LLP and for Fiscal 2008 and the fiscal year ended January 1, 2008 (“Fiscal 2007”) by its former independent registered public accounting firm, Deloitte & Touche, LLP:

	December 30, 2008 (52 weeks)	January 1, 2008 (51 weeks)
Audit Fees (1)	$1,111,675	$1,235,100
Audit-Related Fees (2)	40,760	101,570
Tax Fees (3)	50,000	58,300
All Other Fees	-0-	-0-

Total Fees	$1,202,435	$1,394,970

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements. For Fiscal 2008, professional services provided by KPMG LLP was $788,000. For Fiscal 2008 and Fiscal 2007, professional services provided by Deloitte & Touche LLP were $323,675 and $1,235,100, respectively.
(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” For Fiscal 2008 Audit-Related Fees includes $33,670 for services performed by Deloitte & Touche LLP and $7,000 for services performed by KPMG LLP. Audit-Related Fees in Fiscal 2007 includes fees for services performed by Deloitte & Touche LLP related to the Company’s adoption of FIN No. 48, the Company’s acquisition of stores from three of its franchisees and review of the Company’s Uniform Franchise Offering Circular.
(3)	Tax Fees consist of $50,000 for services performed by KPMG LLP.

The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Each of the permitted non-auditing services described above has been pre-approved by the Audit Committee. Unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee. Each pre-approval term lasts for at least 12 months until the first regularly scheduled Audit Committee meeting. The Audit Committee has delegated its pre-approval authority to its Chairman, provided the Chairman reports any pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires a number of votes FOR the proposal that represents a majority of the shares present or represented and entitled to vote on this matter at the Annual Meeting. Abstentions and broker non-votes will each be counted for purposes of determining the presence of a quorum, but will not have any effect on the outcome of this proposal.

The Board of Directors recommends a vote FOR the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following discussion and analysis is intended to provide an explanation of our compensation program relating to fiscal 2008, with particular regard to our Chief Executive Officer (“CEO”) and the other executives named in the “2008 Summary Compensation Table” that follows this discussion (herein referred to as the “Named Executive Officers”). The discussion includes our compensation philosophy and the program’s objectives, the elements of compensation used to pay our executives, and historical information regarding how our program has developed and how that relates to how our executive officers were compensated for fiscal 2008 and are currently compensated.

The Company was incorporated and completed its initial public offering in 2005. We were formed as a blank check company to serve as a vehicle for the acquisition of a then unidentified operating business. In fiscal 2005 and until our acquisition of Jamba Juice Company on November 29, 2006, members of our management were not compensated for their services.

Commencing November 29, 2006, the Compensation and Executive Development Committee approved several compensation programs for our executives. However, since we experienced significant economic and financial challenges, changes in our executive management team and shifts in our strategy in fiscal 2008, our compensation practices and policies have been significantly affected as a result.

Compensation and Executive Development Committee

Our Compensation and Executive Development Committee has the responsibility for establishing, implementing and monitoring our compensation philosophy and determining compensation for executives, including annual base salary compensation, cash bonus payments, equity awards and all other compensation and compensation procedures applicable to our executives.

Role of Senior Management and Consultant in Compensation Decisions

While the Compensation and Executive Development Committee does not delegate any of its functions to others in setting compensation, several members of senior management participate in the committee’s executive compensation process. For example, the Compensation and Executive Development Committee takes into consideration recommendations of our CEO, although he does not participate in discussions regarding his own compensation.

Periodically, the committee retains compensation consultants to assist it in its review of executive officer compensation. In fiscal 2008, we retained the Catalyst Group, an independent consultant, to review the strategic design and administration of our executive compensation program. The Catalyst Group reviewed the design of the total compensation program then in effect and interviewed various members of the Board and management. The Catalyst Group provided the committee with various findings and recommendations.

The Compensation and Executive Development Committee uses findings and recommendations of compensation consultants to help ensure that management’s compensation recommendations are in line with the Company’s objectives and reasonable when compared to the market for executive talent. In addition, the committee believes that the engagement of an independent consultant such as the Catalyst Group enhances the overall independence of the committee’s decision-making. The Compensation and Executive Development Committee intends to retain the services of third party executive compensation specialists from time to time, as the committee deems necessary or helpful, in connection with the establishment of cash and equity compensation.

Objectives of Our Executive Compensation Program

The primary objective of our executive compensation program is to attract and retain qualified executives who are engaged and passionate about our brand and who embrace our mission and culture. A further objective is to design and administer a compensation program that supports the human resources and business strategies of the Company, with the ultimate objective of improving stockholder value. In addition, we work to ensure that our compensation program is perceived as fundamentally fair to all stockholders.

What Our Compensation Program is Designed to Reward

Our compensation program is designed to reward each executive’s contribution to the Company, including their results and behaviors that are consistent with our values and culture. In measuring the executive officers’ contribution to the Company, the Compensation and Executive Development Committee considers numerous factors, including the Company’s growth and financial performance as well as individual performance.

CEO Compensation

On December 1, 2008, James D. White joined the Company as President and CEO. Prior to Mr. White, our Chairman of the Board Steven R. Berrard served as interim President and CEO following the departure of Paul E. Clayton in August 2008. While Mr. Berrard continued to receive his regular director compensation during this time, he did not serve as an employee of the Company and did not receive compensation for his additional responsibilities as interim President and CEO.

In advance of hiring Mr. White as our President and CEO, our Nominating and Corporate Governance Committee engaged Elliot Associates Inc., an executive search firm specializing within the hospitality and retail service industries, to assist its efforts. In determining the appropriate compensation package for Mr. White, the Board and the Compensation and Executive Development Committee reviewed information provided by Elliot Associates, compared the proposed compensation package for Mr. White against his then current compensation package as Senior Vice President, Consumer Brands, at Safeway, Inc., and employed the experience and judgment of Board members to determine the appropriate compensation package to attract Mr. White to join the Company.

On November 17, 2008, the Compensation and Executive Development Committee approved the terms of a three-year employment agreement with Mr. White. Pursuant to the terms of the employment agreement, Mr. White is entitled to, among other things, an initial annual base salary of $550,000 and an annual performance bonus of up to 100% of his base salary then in effect based on targets established by the Board or the committee. Mr. White was also granted an option to purchase up to 1,500,000 shares of the Company’s common stock. For additional information concerning Mr. White’s employment agreement, including amounts payable upon termination of employment, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.”

In establishing the annual base salary and other terms of Mr. White’s compensation, the Board and the Compensation and Executive Development Committee took into account the business challenges facing the Company and the need to hire what the Board and the committee considered the best available candidate to lead the Company to success. The committee did not conduct formal benchmarking studies in determining compensation for Mr. White. A significant component of Mr. White’s compensation package is the stock option grant. The committee concluded that Mr. White’s compensation, including stock option grant, significantly benefit us and our stockholders by securing Mr. White’s services for the future and thereby motivating him to focus on our long-term strategic growth and profitability.

Elements of Our Compensation Plans, Why We Chose Each Element and How We Chose the Amount for Each Element

The total compensation program for our executives consists of the following elements:

•	Base Salary

•	Non-Equity Incentive Compensation

•	Equity Based Compensation

•	General Team Member Benefits

These compensation components are clearly similar to the elements used by many companies. The exact base pay, cash incentive bonus targets and stock option grant amounts are chosen in an attempt to attract and retain the best people that possess the skills and cultural fit necessary to achieve our business, brand and cultural objectives. We also believe that achieving our goals for each of these objectives will best build stockholder value. The Compensation and Executive Development Committee does not adhere to a prescribed mix or allocation of compensation elements, but rather uses its judgment to establish a compensation program that rewards executives in a manner consistent with our objectives.

Base Salary

Annual executive officer compensation consists of a base salary component. It is the Compensation and Executive Development Committee’s intention to set total executive base salary compensation sufficiently high to attract and retain a strong motivated leadership team, but not so high that it creates a negative perception to our stockholders. Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to the Company and compensate them for their expected day-to-day performance. The committee determines annual base salary levels for executives on an annual basis. Increases in salaries are based on both individual performance and the Company’s merit increase budget for the year. Salary increases can also occur upon promotion. Other factors that may influence changes in base salary levels include the executive’s experience, responsibilities, management abilities and job performance, performance of the Company as a whole, current market conditions and competitive salaries payable for similar positions at other comparable companies.

In October 2008, we entered into employment agreements with each of our Named Executive Officers other than Mr. White (Ms. Luey and Messrs. de Chatellus, Fox, Adkins and Schwartz). Each employment agreement reflects the Named Executive Officer’s base salary and provides that the Compensation and Executive Development Committee may determine future adjustments to those base salaries. However, no decrease may be made in the Named Executive Officer’s base salary without his or her consent unless the annual salaries of all other executive officers are proportionately decreased. For additional information concerning these employment agreement, including amounts payable upon termination of employment, see “Executive Compensation—Potential Payments Upon Termination or Change in Control.” The current annual base salaries, effective for fiscal 2009, are $294,200 for Mr. de Chatellus and $275,000 for each of Ms. Luey and Messrs. Fox, Adkins, and Schwartz.

At the time we entered into these employment agreements, which memorialized base salary increases for Ms. Luey and Messrs. Fox, Adkins, and Schwartz, we had experienced significant changes in our executive management team, including the departure of our chief executive officer, chief financial officer, head of operations, and head of development. A permanent CEO had not been identified, and these Named Executive Officers had been internally promoted and had their responsibilities increased as the Company commenced significant cost-cutting measures and new revitalization strategies in light of its poor financial performance. In addition, these Named Executive Officers had not received any cash bonus for fiscal 2007 and, at the time of their promotions and increased responsibilities, would not have received any cash bonus for fiscal 2008 under the then-current non-equity incentive plan. Furthermore, the significant decline in the price of the Company’s common stock had resulted in each of these Named Executive Officer’s stock option grants under the 2006 Employee, Director and Consultant Stock Plan (the “2006 Stock Plan”) to be significantly “underwater” in that their exercise prices were dramatically higher than recent trading prices of the Company’s common stock and therefore there was not alignment between the new management team’s long-term share based compensation and stockholder interest.

The Catalyst Group report identified the need for the Compensation and Executive Development Committee to take strong, affirmative actions to retain and incentivize the new management team during a critical period of time of challenges and risks for the Company. Therefore, while the findings and recommendations of the Catalyst Group described above were part of the committee’s decision-making process, given the challenging circumstances facing the Company, and the need to retain and motivate a new management team during the uncertain times facing both the Company and the general economy, the committee primarily employed its experience and judgment in determining the base salaries for these Named Executive Officers.

Non-Equity and Equity Incentive Compensation

We believe that non-equity incentive compensation in the form of a cash incentive bonus is an important factor in motivating our management team as a whole, and individual executives, in particular, to perform at their highest level toward achievement of established incentive goals. Nevertheless, at the request of management in order to (i) conserve the Company’s cash reserves, (ii) motivate and reward executive officers on short-term goal achievement and (iii) better align executive officers with the long-term interests of stockholders, in December 2007 the Compensation and Executive Development Committee suspended the non-equity incentive plan for executive officers for fiscal 2008 and provided the Company’s executives with additional grants of stock options under our 2006 Stock Plan that vest only in the event that certain short-term business metrics are achieved (i.e., a “cliff vesting” schedule). Vesting of these stock options was based on performance against our fiscal 2008 financial plan metrics. The two metrics in our fiscal 2008 financial plan that we compared Company performance against were (1) EBITDA (Net Income Before Taxes (NIBT) and also before depreciation and amortization and before taking into account team member bonus payouts) and (2) comparable sales percent increase. Executives would vest on March 15, 2009 at the 70% level or the 100% level depending on the extent to which these metrics are achieved. Failure to achieve the metrics would result in the stock options not vesting and therefore being effectively terminated. The methodology used to determine the number of shares subject to these stock option grants was based on a target economic value equivalent to what the executive’s fiscal 2008 targeted cash bonus would have been had the Company not suspended the non-equity incentive plan. For fiscal 2008, the EBITDA and comparable sales percent increase metrics were not achieved and therefore these stock options did not vest and were terminated.

At the end of fiscal 2008, we provided cash bonus payments to certain members of management based upon completion of various cost savings objectives set forth by Mr. Berrard in August 2008 when he was appointed as interim President and CEO. In December 2008, based on achieving various of the goals and objectives and making progress on various of the others, Mr. Berrard recommended the Compensation and Executive Development Committee approve these cash bonuses for the certain members of management. The committee took Mr. Berrard’s recommendations into consideration and exercised its independent discretion in approving bonuses. The bonus amounts with respect to our Named Executive Officers are set forth in our “2008 Summary Compensation Table” that follows this discussion.

During the course of fiscal 2009, the Compensation and Executive Development Committee intends to consider establishing a new non-equity incentive compensation plan that is consistent with our compensation objectives and otherwise in the best interests of the Company’s stockholders.

Long-Term Share Based Compensation

Our 2006 Employee, Director and Consultant Stock Plan

Each of our executive officers is also eligible to receive stock option grants under the 2006 Stock Plan based on his or her performance and contributions to the Company. We believe that through our 2006 Stock Plan, the economic interests of our team members, including our executives, are more closely aligned to those of the stockholders.

According to our 2006 Stock Plan, all grants of stock options under the plan are generally made effective three trading days after each of our quarterly public earnings releases. This applies to all of our employees, including our executive officers. The exercise price is the closing or last quoted price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures. If the Board of Directors or the Compensation and Executive Development Committee determines that special circumstances exist, including the existence of material information not yet publicly-disclosed, a different grant date for a particular stock option grant may be selected.

The Compensation and Executive Development Committee individually approves all stock option grants to all of our officers at or above the vice president level. The Equity Award Committee has been delegated the authority by the Board of Directors to approve options grants below the vice president level. The Board of Directors or the Compensation and Executive Development Committee has the right to suspend the ability of the Equity Award Committee to award stock option grants for any reason at any time. Executive officers are not treated differently from other team members receiving stock option grants.

The Compensation and Executive Development Committee generally seeks to determine annual stock option grants for executives in the fourth quarter of each fiscal year. In fiscal 2008, the annual stock option grants for executives were made in the third quarter for the reasons described below. Interim or “off cycle” stock option awards are made to new eligible team members as “initial grants” or other team members when circumstances warrant it and are made effective on a fixed quarterly schedule as described above. Grants made in fiscal 2008 had a 4-year vesting schedule with vesting occurring equally on an annual basis, assuming continued employment. When establishing stock option grant levels, the committee considers our stock option overhang and targeted stock option burn rates and vesting schedules of previously granted options.

Equity Award Historical and Current Practices

The Company first issued stock options under the 2006 Stock Plan upon our acquisition of Jamba Juice Company on November 29, 2006. The “initial grants” of stock options made to each executive officer at that time were made on a discretionary basis using a multiple of base salary and taking into consideration the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. The multiple used for the Named Executive Officers at that time ranged from 1.25 to 6. The methodology used to determine the number of shares subject to these initial stock option grants was based on a value per share calculated under SFAS 123R. Stock option awards granted at that time had an exercise price of $11.36 per share and were valued under SFAS 123R at $4.33. Thus, the number of shares subject to these initial option grants was determined as follows:

Base Salary x Multiple ÷ SFAS 123R Value = Number of Stock Option Shares

Other initial stock option grants made to executive officers during fiscal 2007 followed this methodology.

At the time of the Compensation and Executive Development Committee meetings held in the fourth quarter of fiscal 2007 to determine annual stock option grants to executives, the share price of the Company’s common stock was in the $3.00 to $5.00 range, a significant decrease in share price from the time of the Jamba Juice Company acquisition. The committee reviewed the then current methodology of granting stock options and determined that it did not meet the Company’s objectives in two important respects.

In the first respect, using the then-current methodology would have resulted in granting the executives more option shares because of a lower SFAS 123R value, a result inconsistent with the negative one-year shareholder return and the Company’s financial performance in fiscal 2007. In the second respect, the Compensation and Executive Development Committee recognized retention concerns relating to the executives given that their stock options were significantly “underwater” in that their exercise prices were dramatically higher than recent trading prices of the Company’s common stock.

After a review and discussion of these matters, the Compensation and Executive Development Committee decided upon a different methodology for the annual stock option grants at the end of fiscal 2007. The methodology used to determine the number of shares subject to these stock option grants was based on a target economic value equivalent to a multiple of the executive’s base salary and targeted cash bonus (assuming the non-equity incentive plan had not been suspended). The multiple used for the Named Executive Officers at that time was in the range of 0.65 to 0.75. The determination of target economic value was made by the committee and required the committee to assume a certain common stock share price would be reached at the time five years from the grant date. The committee evaluated several factors, including the Company’s strategic plan, the then-current stock share price, and historical annual stockholder return of the restaurant peer group companies in its methodology to determine target economic value. The “Grants of Plan Based Awards in Fiscal 2008” table below shows details of these stock option grants. The target economic value is a different value than the full grant-date value calculated under SFAS 123R.

In August 2008, the Compensation and Executive Development Committee approved accelerating the annual grant process for the then-employed Named Executive Officers from the fourth quarter of fiscal 2008 to the third quarter of fiscal 2008. This one-time acceleration of the annual grant process was based on the desire to incentivize, motivate, and retain the new management team for the reasons described above. The committee recognized that the Named Executive Officers’ stock options were significantly “underwater” in that their exercise prices were dramatically higher than recent trading prices of the Company’s common stock.

While the Compensation and Executive Development Committee considered the findings and recommendations of The Catalyst Group of the need for a better methodology for long-term share based compensation, the committee also recognized that any methodology might be difficult given the significant decreases in the trading price of our common stock for both general economic and Company-specific reasons. Therefore, the committee based these accelerated annual grants on their experience and judgment in an effort to align the new management team’s long-term share based compensation and stockholder interest. The “Grants of Plan Based Awards in Fiscal 2008” table below shows details of these stock option grants.

During the course of fiscal 2009, the Compensation and Executive Development Committee intends to establish a new long-term share based compensation methodology that is consistent with our compensation objectives and otherwise in the interests of the Company’s stockholders.

Other General Team Member Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as other employees. Except in limited circumstances, it is our practice not to provide any special perquisites or benefits to executive officers unless it is necessary to retain their employment.

Tax Considerations

Our Compensation and Executive Development Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), in determining the mix of elements of executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our executive officers to $1 million annually. The stock options granted to our executive officers under our 2006

Stock Plan are intended to be treated under current federal tax law as performance-based compensation exempt from the limitation on deductibility. Salaries and bonuses paid under our non-equity incentive plan do not qualify as performance-based compensation for purposes of Section 162(m). The committee intends to consider the impact of Section 162(m) on the deductibility of future executive compensation, but reserves the right to provide for compensation to executive officers that may not be fully deductible.

Philosophy on Severance and Change In Control Arrangements

As more fully described below in the section entitled “Potential Payments upon Termination or Change in Control,” we entered into employment agreements with certain of our Named Executive Officers providing for severance payments upon their termination of employment without “cause” or upon a “constructive termination.” The decision to grant these benefits was based on offering what we believed was needed to attract, retain and motivate Mr. White and the other Named Executive Officers given the challenging circumstances and uncertain times facing the Company. The Compensation and Executive Development Committee believes these employment agreements and the severance payments upon their termination of employment without “cause” or upon a “constructive termination” will protect employee and stockholder value by promoting stability and continuity of the executive team, which is desirous given the recent management changes and the need for the Company to revitalize itself for future growth and long-term stockholder value.

Compensation and Executive Development Committee Report

We, the Compensation and Executive Development Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the Fiscal year ended December 30, 2008.

Submitted by the Company’s Compensation and Executive Development Committee of the Board of Directors:

Brian Swette, Chairman

Thomas C. Byrne

Robert C. Kagle

Summary Compensation Table

The following table sets forth information concerning the compensation earned by all persons serving as our President and Chief Executive Officer in 2008, all persons serving as our Chief Financial Officer in 2008, our three other most highly-compensated persons serving as executive officers at December 30, 2008 and two additional former officers who were not serving as executive officers at December 30, 2008 (our “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary (1)($)		Bonus Paid in Fiscal Year ($)		Bonus Paid for Fiscal Year ($)	Stock Awards (2)($)	Option Awards (2)($)	Non-Equity Incentive Plan Compensation (3)($)	All Other Compensation (4)($)	Total ($)
James D. White President and Chief Executive Officer (5)	2008 2007 2006	25,385		566,926		—	—	8,227	—	—	600,538

Karen L. Luey Sr. Vice President, Chief Financial Officer (6)	2008 2007 2006	235,115		9,256		30,000	—	45,335	—	8,908	328,614

Thibault de Chatellus Sr. Vice President, International (7)	2008 2007 2006	273,773 171,346		— —		84,000 —	— —	122,602 46,440	— —	48,856 298,846	529,231 516,632

Gregory A. Schwartz Sr. Vice President, Supply Chain (8)	2008 2007 2006	234,135		67,500		106,500	—	26,937	—	7,187	442,259

Michael W. Fox Sr. Vice President, General Counsel and Secretary (9)	2008 2007 2006	231,346		—		30,000	—	77,943	—	8,917	348,206

Steven R. Berrard, Director, Former Interim Chief Executive Officer (10)	2008 2007 2006	35,543		—		—	—	69,843	—	—	105,386

Former Officers
Paul E. Clayton Former President and Chief Executive Officer (11)	2008 2007 2006	546,202 514,903 409,616	(16)	— — —		— — —	580,529 201,250 23,221	1,756,115 575,761 46,454	— — 120,416	12,589 8,464 7,546	2,895,435 1,300,378 607,253

Donald D. Breen Former Sr. Vice President, Chief Financial Officer (12)	2008 2007 2006	229,312 282,691 232,308		— — —		— — —	— 115,000 13,269	334,867 310,499 25,049	— — 58,538	6,361 8,140 325,575	570,540 716,330 654,739

Paul Coletta Former Sr. Vice President, Marketing and Brand Development (13)	2008 2007 2006	283,729 279,519 139,212		— — 50,000	(14)	15,000 — —	— — —	205,157 169,830 15,379	— — —	52,828 272,429 72,497	556,714 721,778 277,088

Karen A. Kelley Former Sr. Vice President, Operations (15)	2008 2007 2006	184,480 259,903 229,554		— — —		— — —	— 79,063 9,123	218,828 197,901 15,940	— — 45,547	7,461 8,115 18,190	410,769 544,982 318,354

(1)	Unless otherwise noted, Fiscal 2008 salaries reflect amounts paid between January 2, 2008 and December 30, 2008. Unless otherwise noted, Fiscal 2007 salaries reflect amounts paid between January 10, 2007 and January 1, 2008. Unless otherwise noted, Fiscal 2006 salaries reflect the annual base salaries paid to the Named Executive Officers between January 11, 2006 and January 9, 2007. On November 29, 2006, the Company acquired Jamba Juice Company pursuant to a merger transaction. Individual amounts earned as salary between November 29, 2006 and January 9, 2007 for each Named Executive Officer are detailed in other footnotes to this table.
(2)	Dollar amount of compensation expense related to stock options and restricted stock recognized for financial statement reporting purposes in accordance with SFAS 123(R). The assumptions used in the calculation of these amounts are set forth in Note 11 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 1, 2008 and Note 12 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2008. All stock options and restricted stock granted in the fiscal year ended January 9, 2007 to executive officers reflect grants made on November 29, 2006. All stock options granted in the fiscal year ended January 1, 2008 to executive officers reflect grants made on December 7, 2007, with the exception of Mr. de Chatellus’ stock options which includes the stock option grant made in connection with the commencement of his employment with the Company. All stock options granted in the fiscal year ended December 30, 2008 to executive officers reflect grants made on September 3, 2008, with the exception of Mr. White, whose grant was made on December 1, 2008 in connection with the commencement of his employment with the Company.

(3)	No bonuses under the non-equity incentive compensation plan were paid to the Named Executive Officers for Fiscal 2007 or 2008 (please see the section entitled “Compensation Discussion and Analysis—Elements of Our Compensation Plans, Why We Chose Each Element and How We Chose the Amount for Each Element—Non-Equity and Equity Incentive Compensation”). Fiscal 2006 reflects the aggregate of performance-based bonuses earned under our 2006 Steering Team Bonus Plan and the Jamba Juice Company Short Term Incentive Compensation Plan. Individual amounts earned under the 2006 Steering Team Bonus Plan between the performance period June 29, 2006 and January 9, 2007 for each Named Executive Officer are detailed in other footnotes to this table.
(4)	See the “All Other Compensation” table below for additional information.
(5)	Mr. White joined the Company in December 2008 and received a prorated salary based on an annual salary of $550,000 equal to $25,385 for services provided between December 1, 2008 and December 30, 2008, a signing bonus of $100,000 and a retention bonus of $466,926. Mr. White does not receive any compensation for his services as a member of our Board of Directors.
(6)	Ms. Luey was promoted to Senior Vice President and Chief Financial Officer in August, 2008 and was not a Named Executive Officer in previous years.
(7)	Mr. de Chatellus joined the Company in May 2007 and received a prorated salary based on an annual salary of $275,000. Bonuses earned in or paid to Mr. de Chatellus for 2008 performance comprised of aggregate payments of $84,000.
(8)	Mr. Schwartz became a Named Executive Officer in 2008, but was not a Named Executive Officer in previous years. Bonuses earned in or paid to Mr. Schwartz for 2008 performance were comprised of the following: (a) $67,500 paid during 2008; (b) $24,000 paid in 2009 for achievements in Fiscal 2008; and (c) $82,500 which we expect to pay in April 2009 as a one-time bonus for attainment of certain cost-reduction goals achieved during Fiscal 2008.
(9)	Mr. Fox became a Named Executive Officer in 2008, but was not a Named Executive Officer in previous years.
(10)	Mr. Berrard, a member of our Board of Directors, acted as our Interim Chief Executive Officer from August 6, 2008 to November 30, 2008. Payments in this table reflect compensation paid to Mr. Berrard solely for his service as a member of our Board for Fiscal 2008. Mr. Berrard did not receive any separate or additional compensation for his service as our Interim Chief Executive Officer.
(11)	Mr. Clayton became our Chief Executive Officer and President on November 29, 2006. Mr. Clayton did not receive any compensation for his services as a member of our Board of Directors. Mr. Clayton separated from the Company in August 2008. The value of stock awards noted in the table for fiscal 2008 reflects FAS 123(R) expense based on the acceleration of vesting on restricted stock granted to Mr. Clayton pursuant to the terms of his separation agreement.
(12)	Mr. Breen became our Senior Vice President, Chief Financial Officer on November 29, 2006. Mr. Breen resigned as our Senior Vice President, Chief Financial Officer in August of 2008.
(13)	Mr. Coletta joined Jamba Juice Company June 19, 2006 and became our Senior. Vice President, Marketing and Brand Development on November 29, 2006. Mr. Coletta separated from the Company in January 2009.
(14)	Reflects signing bonus negotiated in connection with hiring Mr. Coletta.
(15)	Ms. Kelley became our Senior Vice President, Operations on November 29, 2006. Ms. Kelley resigned as our Senior Vice President, Operations in September 2008.
(16)	Includes $169,615 paid to Mr. Clayton as severance benefits paid through December 30, 2008 and $45,432 of accrued vacation paid out to Mr. Clayton upon his separation from the Company.

All Other Compensation Table

The following table describes each component of the “All Other Compensation” column in the Summary Compensation Table.

Name	Life Insurance Premiums (1)($)	Relocation Expenses ($)		Tax Payments ($)	Company Contributions to 401(k) Plan (2)($)	COBRA Premiums (3)($)	Total ($)
James D. White	—	—		—	—	—	—
Karen L. Luey	852	—		—	8,056	—	8,908
Thibault de Chatellus	879	40,000	(4)	—	7,977	—	48,856
Gregory A. Schwartz	852	—		—	6,335	—	7,187
Michael W. Fox	852	—		—	8,065	—	8,917
Paul E. Clayton	616	—		—	8,400	3,573	12,589
Donald D. Breen	592	—		—	5,769	—	6,361
Paul Coletta	866	45,000	(5)	—	6,962	—	52,828
Karen A. Kelley	489	—		—	6,972	—	7,461

(1)	Reflects premiums paid on group term life insurance benefits and long term disability benefits.
(2)	Reflects contributions by the Company to our 401(k) Plan in Fiscal 2008. The Company matches contributions to our 401(k) Plan made by the executive officer.
(3)	Reflects premiums paid for COBRA benefits.
(4)

The Company agreed to compensate and reimburse Mr. de Chatellus for expenses of relocating to the San Francisco Bay Area. His relocation benefits for 2008 totaled $40,000, paid as a relocation bonus. As a part of his employment offer, Mr. de Chatellus is also entitled to an additional $20,000 in Fiscal 2009 for his relocation provided that he remains actively employed by the Company.
(5)	The Company agreed to compensate and reimburse Mr. Coletta for expenses of relocating to the San Francisco Bay Area. His relocation benefits for 2008 consisted of $45,000, paid as a relocation bonus.

Grants of Plan-Based Awards at 2008 Fiscal Year End

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended December 30, 2008 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2008

Name	Grant Date (1)	Approval Date (1)	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (2)(#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (3)($)
			Threshold (#)	Target (#)	Maximum (#)
James D. White	12/1/2008	11/17/08	—	—	—	—	1,500,000	0.60	414,450
Karen L. Luey	9/3/2008	6/23/2008	—	—	—	—	22,000	1.31	12,940
	9/3/2008	8/27/2008					137,440	1.31	80,842
Thibault de Chatellus	9/3/2008	6/23/2008	—	—	—	—	41,700	1.31	24,528
	9/3/2008	8/27/2008					137,440	1.31	80,842
Michael W. Fox	9/3/2008	6/23/2008	—	—	—	—	21,500	1.31	12,646
	9/3/2008	8/27/2008					137,440	1.31	80,842
Gregory A. Schwartz	9/3/2008	6/23/2008	—	—	—	—	23,900	1.31	14,058
	9/3/2008	8/27/2008					48,800	1.31	28,704
Paul E. Clayton	—	—	—	—	—	—	—	—	—
Donald D. Breen	—	—	—	—	—	—	—	—	—
Paul Coletta (4)	9/3/2008	6/23/2008	—	—	—	—	43,200	1.31	25,410
	9/3/2008	8/27/2008					137,440	1.31	80,842
Karen A. Kelley	—	—	—	—	—	—	—	—	—

(1)	The Compensation and Executive Development Committee approved equity awards for the Named Executive Officers on June 23, 2008 and August 27, 2008. Grants approved on June 23, 2008 are subject to a two-year vesting schedule. Grants approved on August 27, 2008 are subject to a four-year vesting schedule. Pursuant to the 2006 Stock Plan, grants are generally made effective three trading days after each of our quarterly public earnings releases. The exercise price is the closing or last price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures. If the Board of Directors or the committee determines that special circumstances exist, including the existence of material information not yet publicly-disclosed, a different grant date for a particular stock option grant may be selected.
(2)	These options represent the grant of annual awards typically granted under our 2006 Stock Plan except for the initial 1,500,000 option shares granted to Mr. White which was an inducement grant made outside of the 2006 Stock Plan. While annual grants are typically made in the fourth fiscal quarter, the grants of the aforementioned options was made earlier, on a one-time basis, in an effort to incentivize, motivate and retain the officers who remained with the Company while it underwent a transition period. The vesting of stock option grants is described in the section entitled “Compensation Discussion and Analysis—Long-Term Share-Based Compensation—Our 2006 Employee, Director and Consultant Stock Plan.”
(3)

This amount shows the full grant date fair value of options granted in 2008. Generally, the full grant date fair value is the amount the Company would expense in its financial statements in accordance with SFAS 123(R) over the vesting schedule of shares underlying the options. The assumptions used in the calculation of these amounts are set forth in Note 12 of the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2008.
(4)	These options will expire on April 9, 2009, 90 days from the date of Mr. Coletta’s separation from the Company, unless exercised sooner.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options or unvested portions of restricted stock grants previously awarded to our Named Executive Officers as of December 30, 2008:

OUTSTANDING EQUITY AWARDS AT DECEMBER 30, 2008

	Option Awards (1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
James D. White	—	1,500,000		0.60	12/2/2018

Karen L. Luey	7,500	22,500		9.51	6/14/2017
	3,000	9,000	(3)	4.48	12/7/2017
	—	12,200	(6)	4.48	3/15/2009
	—	137,440	(7)	1.31	9/3/2018
	—	22,000	(8)	1.31	9/3/2018

Thibault de Chatellus	27,500	82,500	(5)	9.51	6/14/2017
	2,500	7,500	(3)	4.48	12/7/2017
	—	25,000	(6)	4.48	3/15/2009
	—	137,440	(7)	1.31	9/3/2018
	—	41,700	(8)	1.31	9/3/2018

Gregory A. Schwartz	7,500	22,500		6.79	9/5/2017
	—	12,300	(6)	4.48	3/15/2009
	—	48,800	(7)	1.31	9/3/2018
	—	23,900	(8)	1.31	9/3/2018

Michael W. Fox	14,414	—		7.81	4/5/2015
	15,001	14,999		11.36	11/29/2016
	3,500	10,500	(3)	4.48	12/7/2017
	—	11,900	(6)	4.48	3/15/2009
	—	137,440	(7)	1.31	9/3/2018
	—	21,500	(8)	1.31	9/3/2018

Steven R. Berrard (9)	15,550	—		11.36	11/29/2016
	30,000	—		10.50	6/6/2017
	14,550	14,550	(10)	2.47	5/28/2018

Paul E. Clayton	—	—		—	—

Donald D. Breen	—	—		—	—

Paul Coletta	75,000	75,000	(2)(4)	11.36	11/29/2016
	7,500	22,500	(3)	4.48	12/7/2017
	—	25,900	(6)	4.48	3/15/2009
	—	137,440	(7)	1.31	9/3/2018
	—	43,200	(8)	1.31	9/3/2018

Karen A. Kelley	—	—		—	—

(1)	Reflects options granted under our 2006 Stock Plan, options or stock awards assumed by the Company pursuant to and in accordance with our merger with Jamba Juice Company, under the Jamba Juice Company 1994 Stock Incentive Plan (the “1994 Plan”) and the 2001 Equity Incentive Plan (the “2001 Plan”).
(2)	Reflects options granted under our 2006 Stock Plan on November 29, 2006. These options vest and become exercisable in equal installments on November 29, 2008, November 29, 2009 and November 29, 2010.
(3)	Reflects options granted under our 2006 Stock Plan on December 7, 2007. Vesting on all options to purchase common stock commenced on December 7, 2007 and, assuming the executive continues providing services to the Company, vests in four equal installments on each of December 7, 2008, December 7, 2009, December 7, 2010 and December 7, 2011.
(4)	Vesting on Mr. Coletta’s options to purchase common stock commenced on June 19, 2006 and, assuming Mr. Coletta continues providing services to the Company, vest and become exercisable in equal installments on June 19, 2008, June 19, 2009 and June 19, 2010. Mr. Coletta separated from the Company on January 9, 2009 and no additional vesting on his options can occur after that date. These options will expire on April 9, 2009, 90 days from the date of Mr. Coletta’s separation from the Company, unless exercised sooner.
(5)	Vesting on Mr. de Chatellus’ options to purchase common stock commenced on May 14, 2007 and, assuming Mr. de Chatellus continues providing services to the Company, vest and become exercisable in equal installments on May 14, 2008, May 14, 2009, May 14, 2010 and May 14, 2011.
(6)	These stock options were to vest on March 15, 2009 based on performance against our Fiscal 2008 financial plan metrics as set out and more fully described in the section entitled “Compensation Discussion and Analysis—Non-Equity and Equity Incentive Compensation.” Failure to achieve the metrics resulted in the stock options not vesting and therefore being effectively terminated.
(7)	Vesting on these options to purchase Common Stock commenced on September 3, 2008 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on September 3, 2009, and September 3, 2010, September 3, 2011 and September 3, 2012.
(8)	Vesting on these options to purchase Common Stock commenced on September 3, 2008 and, assuming each individual continues providing services to the Company, will vest and become exercisable in equal installments on September 3, 2009, and September 3, 2010.
(9)	Represents options granted to Mr. Berrard solely for his service as a member of our Board.
(10)	Vesting on this option to purchase Common Stock commenced on May 28, 2008 and, assuming he continues providing services as a member of our Board, vests in four equal installments on each of August 28, 2008, November 28, 2008, February 28, 2009 and May 28, 2009, provided, however, that in the event that the next annual meeting is held on a date that is less that twelve months following the prior year’s annual meeting, then the options shall be deemed fully vested on the date of such meeting.

Option Exercises and Stock Vested During Last Fiscal Year

OPTION EXERCISES AND STOCK VESTED AT DECEMBER 30, 2008

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James D. White	—	—	—	—
Karen L. Luey	—	—	—	—
Thibault de Chatellus	—	—	—	—
Gregory A. Schwartz	—	—	—	—
Michael W. Fox	—	—	—	—
Paul E. Clayton (3)	—	—	52,500	$56,175
Donald D. Breen	—	—	—	—
Paul Coletta	—	—	—	—
Karen A. Kelley	—	—	—	—

(1)	Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the relevant option multiplied by the number of shares for which the option was exercised. No options to purchase our Common Stock were exercised in 2008.
(2)	Based on the market value of the underlying shares on vesting date multiplied by the number of shares vested.
(3)	Represents accelerated vesting on 52,500 shares outstanding under an existing Restricted Stock Award, pursuant to the terms of Mr. Clayton’s separation agreement.

The Company does not provide any deferred compensation arrangements or pension plans. As such, the Pension Benefits Table and Nonqualified Deferred Compensation Table have been eliminated from this proxy statement.

Potential Payments upon Termination or Change in Control

On October 10, 2008, Jamba, Inc., through its wholly owned subsidiary, Jamba Juice Company, entered into substantially identical employment agreements with each of Karen L. Luey, Thibault de Chatellus, Michael W. Fox and Gregory A. Schwartz, effective as of September 1, 2008. Pursuant to the terms of the respective agreements, if each of the above mentioned executives is terminated without cause or resigns for good reason, such executive will be entitled to (i) that executive’s base salary then in effect, prorated to the date of termination, and any accrued benefits through the date of termination; (ii) a severance payment in an amount equal to twelve (12) months of the executive’s then-current base salary, less applicable withholding, payable on our ordinary payroll schedule and subject to compliance with Section 409A; and (iii) payment of premiums for COBRA coverage for the applicable severance period. In the event that such executive is terminated without cause or resigns for good reason within (i) twelve (12) months following the effective date of a change of control of the Company; or (ii) three (3) months following the start date of the Company’s next Chief Executive Officer (which lapsed as of March 1, 2009), in addition to all the severance payments and benefits described above, each such executive would have been entitled to receive accelerated vesting in any previously granted restricted stock or stock options which were unvested at the time of termination, subject to the following schedule: (a) previously granted restricted stock or stock options that are up to one year vested: 50% of unvested shares subject to grant shall vest; (b) previously granted restricted stock or stock options that are between one to two years vested: 75% of unvested shares subject to grant shall vest; and (c ) previously granted restricted stock or stock options that are two or more years vested: 100% of unvested shares subject to grant shall vest.

Except in the case of a Letter Agreement dated January 2, 2008 regarding a one-time performance bonus which may be earned by Mr. Schwartz and in the case of a Letter Agreement dated April 17, 2007 solely with respect to relocation benefits for Mr. de Chatellus, each such executive’s respective employment agreement superseded all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral between such executives and the Company or any of its subsidiaries. These agreements also provided that each of the executives would receive an initial base annual salary of $275,000 per year, subject to adjustment for merit increases or promotions and each executive would be entitled to receive stock options and bonus payments, each as approved by the Compensation Committee. Effective December 1, 2008, Mr. de Chatellus’ base salary was increased to 294,200.

In connection with Mr. White’s appointment as President and Chief Executive Officer, the Company, through its wholly-owned subsidiary, Jamba Juice Company, entered into a three year employment agreement with Mr. White dated November 17, 2008. In the event Mr. White is terminated without cause or resigns for good reason independent of a change of control (as such term is defined in Mr. White’s employment agreement), he will be entitled to a severance payment equal to: (A) one year of his base salary then in effect on the date of termination; (B) the average annual cash bonus paid to him for the most recent three years of employment and (C) payment of premiums for COBRA coverage for a twelve-month period. In the event Mr. White is terminated without cause or resigns for good reason within 12 months of a change in control, he will be entitled to a severance payment equal to: (A) eighteen months of his base salary then in effect on the date of termination; (B) a payment equal to one and one-half times the annual target bonus based on the most recent target bonus paid to him; and (C) payment of premiums for COBRA coverage for the eighteen-month period. In addition, Mr. White will be entitled to one year of accelerated vesting in any unvested stock options in the event of a termination without cause or resignation for good reason.

In addition, Mr. White’s agreement also provides that Mr. White is entitled to an initial base salary of $550,000, a one-time signing bonus of $100,000 less applicable withholding paid in a lump sum payment, an annual performance bonus of up to 100% of his base salary then in effect based on targets established by the Board or an appropriate committee thereof and a retention bonus equal to the lesser of $500,000 less applicable withholdings or such amount as would result in a net of tax amount equal to $300,000 to be paid in a lump sum payment as of the Company’s first regular payroll date following commencement of Mr. White’s employment. One third of the retention bonus vests ratably on each anniversary of the effective date of Mr. White’s employment agreement. Pursuant to the terms of the agreement Mr. White was also entitled to receive a grant of an option to purchase 1,500,000 shares of Common Stock pursuant to our 2006 Employee, Director and Consultant Stock Plan, which vests 25% per year on each anniversary of the effective date of Mr. White’s employment agreement.

On January 9, 2009, Mr. Coletta, by mutual agreement, separated from the Company to pursue other interests. In November 2006, Jamba Juice Company had previously entered into a severance agreement with Mr. Coletta which provided that if Mr. Coletta’s employment was subject to a constructive termination or termination without cause, he would be entitled to receive a severance payment in the form of continuation of his base salary for 12 months following such termination, payable on our ordinary payroll dates and subject to compliance with Section 409A of the Tax Code (“Section 409A”). Consistent with the terms of this severance agreement, Mr. Coletta delivered a signed release of claims in a form satisfactory to the Company and he also agreed to non-solicitation of our employees prior to receiving any benefits payable in connection with his separation. Mr. Coletta did not have a change of control agreement.

The exact definitions of “cause” “constructive termination” and “change of control” are defined in each respective and applicable agreement.

Using each Named Executive Officer’s current base salary, the maximum total payments by the Company to each Named Executive Officer under the termination circumstances described above, as of December 30, 2008, the last day of Fiscal 2008, would be as follows:

	Cash Severance (1)		Equity Acceleration (2)	COBRA Premium (3)
Current officers:
James D. White	$825,000	(4)	—	18,091
Karen L. Luey	275,000		—	12,061
Thibault de Chatellus	294,200		—	12,061
Gregory A. Schwartz	275,000		—	12,061
Michael W. Fox	275,000		—	12,061
Former Officers:
Paul E. Clayton (5)	—		—	—
Donald D. Breen (6)	—		—	—
Karen A. Kelley (7)	—		—	—
Paul Coletta (8)	304,900		—	—

(1)	Reflects 18 months continued salary for Mr. White and 12 months continued salary for other current officers and the former officer.
(2)	Calculated based on the assumption that triggering event takes place on December 30, 2008, the last trading day of Fiscal 2008, and assumes exercise of outstanding options and accelerated vesting of restricted stock based on the fair market value of $ .4597 per share as of that date. Acceleration of options outstanding with an exercise price above $0.4597 per share is not reflected.

(3)	Assumes maximum payment of COBRA premiums for the entire severance period covered by the applicable agreement.
(4)	As of December 30, 2008, Mr. White has never received a bonus paid by the Company; this number therefore assumes no bonus paid in connection with his termination.
(5)	Mr. Clayton separated from the Company prior to December 30, 2008 and therefore no provision of his agreement could be triggered by events occurring on December 30, 2008. However, on September 3, 2008, we entered into a Separation Agreement and Release with Mr. Clayton. In accordance with the terms of this agreement, Mr. Clayton received the equivalent of one year’s salary of $525,000, subject to customary tax and other withholdings. Payments were made in such amounts as if they were going to be made in equal installments over the course of one year in accordance with the Company’s regular payroll schedule except that the balance of the severance amounts payable on or after March 10, 2009 were accelerated and paid to Mr. Clayton in a lump sum payment on the payday immediately preceding March 15, 2009. Mr. Clayton’s agreement also provides that (i) the Company will make payments on Mr. Clayton’s behalf for the cost of COBRA continuation coverage under the Company’s medical, dental and vision programs until the earlier of (a) the one year anniversary of Mr. Clayton’s separation or (b) the date when Mr. Clayton assumes coverage under another employer’s group health and dental plans and (ii) Mr. Clayton received acceleration of vesting on the unvested portions of an option to purchase 510,000 shares of the Company’s common stock and a grant of 70,000 shares of restricted stock granted to him in connection with the Agreement such that the option and the restricted stock became fully vested at the time of the agreement, all subject to customary tax and other withholdings that were deducted from payments as noted above. In the Agreement, Mr. Clayton also provided a general release of claims against the Company, agreed to certain confidentiality obligations and reaffirmed his obligations under a non-competition agreement with the Company
(6)	Although Mr. Breen was a named executive officer and had a severance agreement during 2008, Mr. Breen voluntarily separated from the Company prior to December 30, 2008 and therefore no provision of this agreement could be triggered by events occurring on December 30, 2008. Discussion of his severance agreement is therefore omitted from this section. Mr. Breen is not receiving severance payments.
(7)	Although Ms. Kelley was a named executive officer and had a severance agreement during 2008, Ms. Kelley voluntarily separated from the Company prior to December 30, 2008 and therefore no provision of this agreement could be triggered by events occurring on December 30, 2008. Discussion of her severance agreement is therefore omitted from this section. Ms. Kelley is not receiving severance payments.
(8)	Such amount to be paid to Mr. Coletta over a 12 month period beginning January 9, 2009.

Change in Control Arrangements in our Equity Compensation Plans

Pursuant to the terms of our 2006 Stock Plan, holders of stock rights granted thereunder may be entitled to accelerated vesting upon the occurrence of a “Corporate Transaction,” which is defined as a merger or a sale of all or substantially all of the Company’s assets.

Should a Corporate Transaction occur, the Board of Directors, or the board of directors of any entity assuming the obligations of the Company thereunder, may generally:

•

make appropriate provision for the continuation of such stock rights by substituting, on an equitable basis, either the consideration payable with respect to the number of outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity;

•

upon written notice to the holders, provide that all stock rights must be exercised (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan), within a specified number of days of the date of such notice, at the end of which period the options or stock rights shall be terminated; or

•

terminate all options or stock rights in exchange for a cash payment equal to the excess of the fair market value, less the relevant exercise price, if any, of the shares subject to such stock rights (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan).

In addition, options or stock awards granted under the 1994 Plan and the 2001 Plan which were assumed by the Company pursuant to and in accordance with our merger with Jamba Juice Company may also be entitled to accelerated vesting in certain circumstances.

Pursuant to the 1994 Plan, the Board of Directors has the full authority, but not the obligation, to specify any rules, procedures, adjustments or matters with respect to the 1994 Plan or any options issued under the 1994 Plan in connection with any reorganization, merger, reverse merger, recapitalization, reclassification, stock split, reverse split, combination of shares, sale of all or substantially all of the assets of the Company, sale of the Company or other corporate event or transaction, including, without limitation, modifying any applicable vesting provisions, adjusting the amount of outstanding options, and/or terminating the 1994 Plan.

Pursuant to the 2001 Plan, the Board of Directors, in the event of a “Change in Control,” shall have the right, but not the obligation, to accelerate the vesting or termination of restriction, limitation or repurchase rights applicable to such stock awards. As defined in the 2001 Plan, “Change in Control” means:

•	a sale of substantially all of the assets of the Company;

•	a merger or consolidation in which the Company is not the surviving corporation;

•

a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; or

•	the acquisition by any person, entity or group of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors.

COMPENSATION OF MEMBERS OF OUR BOARD OF DIRECTORS

The following table sets forth information concerning the compensation earned or paid during the Fiscal 2008 by each individual who served as a director at any time during the fiscal year, except for Messrs. Clayton and White, who are omitted because they are listed above as Named Executive Officers of the Company:

2008 DIRECTOR COMPENSATION

Name (1)	Board Fees Earned or Paid in Cash (2)($)		Other Fees Earned or Paid in Cash ($)		Option Awards (3)($)		Total ($)
Steven R. Berrard	35,543		—		69,843		105,386
Thomas C. Byrne	136,326	(4)	—		65,682	(5)	202,008
Richard L. Federico	70,000		—		59,575		129,575
Robert C. Kagle	21,326		—		65,682		87,008
Ramon Martin-Busutil	60,000		100,000	(6)	59,575	(5)	219,575
Brian Swette	70,000		—		59,575		129,575
Lesley H. Howe	75,000		—		34,713		109,713
Craig Foley (7)	20,000		—		—		20,000

(1)	See the 2008 Summary Compensation Table for disclosure related to Mr. White who is our current President and Chief Executive Officer and Mr. Clayton who is our former President and Chief Executive Officer. Mr. White is our only employee director and does not receive any additional compensation for his services as a member of our Board of Directors.
(2)	Fees earned are based on membership on the Board and participation in Board or committee chairmanship positions.

(3)	These amounts reflect the aggregate compensation costs for financial statement reporting purposes for Fiscal 2008 under SFAS 123R for stock options granted in Fiscal 2008 to all directors. The amounts do not reflect amounts paid to or realized by the director for Fiscal 2008. For information on the methods and assumptions used with respect to the valuation of option grants, see Note 12 to the Company’s Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2008.
(4)	Includes $36,326 for membership on the Board and $100,000 for serving as chair of an ad hoc finance committee of the Board.
(5)	Does not include option awards for Board and committee participation and transition assistance provided to the Company in his capacity as a Board member, which were granted March 19, 2009 and for which no compensation costs were recognized in 2008. See section above entitled Corporate Governance—Director Independence.
(6)	Reflects management consulting fees paid to Mr. Busutil.
(7)	Represents compensation paid to Mr. Foley through May 28, 2008. Mr. Foley did not stand for re-election to our Board at our 2008 Annual Meeting of Stockholders.

Compensation of Directors

Historically, our directors have been compensated with a mix of cash and equity-based compensation. Director compensation is generally reviewed annually by the Compensation and Executive Development Committee, with any changes made by the committee generally becoming effective commencing after the Annual Meeting of Stockholders. All Board members are entitled to reimbursement by the Company for reasonable travel to and from meetings of the Board, and reasonable food and lodging expenses incurred in connection therewith. On April 28, 2008, our Compensation and Executive Development Committee amended the Jamba, Inc. Non-Employee Director Compensation Policy (the “Director Compensation Policy”) to (i) adjust the number of options each non-employee director was entitled to receive as part of his annual retainer, (ii) to provide that, for the then-upcoming year, a non-employee director was permitted to elect to receive stock options in lieu of any cash payment that he may be entitled to receive in connection with his Board and committee chairmanship service and (iii) to set the number of options that the non-employee director was permitted to receive in connection with each such election. On March 5, 2009 the Compensation and Executive Development Committee further amended the Director Compensation Policy to update the number of options each director was permitted to receive as part of his annual retainer for the ensuing year. The Compensation and Executive Development Committee will continue to amend our Director Compensation Policy from time to time to ensure that compensation levels are fair and appropriate. As amended to date, non-employee members of our Board are compensated in the following manner:

	Cash Compensation	Equity Compensation (1)
Annual Retainer:
Board Member	$60,000	20,000	(2)
Chairman of the Board (additional)	40,000	—
Audit Committee Chair (additional)	20,000	—
Compensation and Executive Development Committee Chair (additional)	10,000	—
Nominating and Corporate Governance Committee Chair (additional)	10,000	—

(1)	Assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation Policy, begins on the date of our annual meeting of stockholders.
(2)	From the 2008 Annual Meeting Date until the 2009 Annual Meeting Date, the annual grant of options given to each director was 13,800. Effective following the 2009 Annual Meeting Date, the annual grant of options given to each director will be 20,000. The options will be granted pursuant to our 2006 Employee, Director and Consultant Stock Plan and will be granted and priced at the fair market value of the underlying stock as of the date of the Company’s annual stockholder meeting. Options vest over a period of one year, at a rate of 25% per three-month period following the annual meeting of stockholders.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains three stock-based compensation plans. The Company’s 2006 Employee, Director and Consultant Stock Plan was approved by the Company’s stockholders on November 28, 2006, and provides for the granting of up to five million shares of common stock in the form of nonqualified and incentive stock options, stock grants or other stock-based awards to employees, non-employee directors and consultants. In connection with our merger with Jamba Juice Company, the Company assumed the outstanding options under the 1994 Plan and the 2001 Plan which provided for granting nonqualified and incentive stock options to employees, non-employee directors and consultants. No additional grants are available under the 1994 Plan and the 2001 Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 30, 2008:

Plan Category (1)	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))(c)
Equity compensation plans approved by stockholders	3,414,890	$4.68	1,585,110
Equity compensation plans not approved by stockholders (2)	1,500,000	$0.60	—

Total	4,914,890		1,585,110

(1)	The information presented in this table excludes options assumed by the Company in connection with the merger with Jamba Juice Company. As December 30, 2008, 291,930 shares of the Company’s Common Stock were issuable upon exercise of these assumed options, at a weighted average exercise price of $8.39 per share.
(2)	Represents an option to purchase 1,500,000 shares of our Common Stock granted to Mr. White outside of our 2006 Employee, Director and Consultant Stock Plan. The grant of this option did not require approval by our stockholders due to its qualification under the “inducement grant exception” provided by Rule 4350(i)(1)(A)(iv) of the NASD Marketplace Rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth, as of March 16, 2009, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each stockholder known by Jamba, Inc. to be the beneficial owner of more than 5% of Jamba, Inc.’s Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percent (3)
Royce & Associates, LLC (4) 1414 Avenue of the Americas New York, New York 10019	2,903,967	5.3

CIC Advantage Holdings LLC (5) 500 Crescent Court, Suite 250 Dallas, Texas 75201	3,077,900	5.6

James D. White	0	*

Karen L. Luey (6)	55,500	*

Paul Coletta (7)	108,079	*

Michael W. Fox (8)	75,814	*

Thibault Guillet de Chatellus (9)	124,000	*

Gregory A. Schwartz (10)	20,500	*

Steven R. Berrard (11)	1,315,468	2.4

Thomas C. Byrne (12)	780,893	1.4

Richard L. Federico (13)	82,243	*

Robert C. Kagle (14) c/o Benchmark Capital 2480 Sand Hill Road, Suite 200 Menlo Park, California 94025	3,586,141	6.5

Brian Swette (15)	142,300	*

Ramon Martin-Busutil (16)	104,600	*

Lesley H. Howe (17)	48,800	*

Paul E. Clayton (former) (18)	77,500	*

Donald D. Breen (former) (19)	20,000	*

Directors and executive officers as a group (15 persons) (20)	6,541,838	11.7

*	Less than 1%
(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table. This table is based upon the most current information supplied to us by current and former officers and directors of the Company and upon information gathered by us about principal stockholders known to us based on a Schedule 13G or 13D filed with the Securities and Exchange Commission.
(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of options or warrants.

(3)	Calculated on the basis of 54,690,728 shares of Common Stock outstanding as of March 16, 2009, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after March 16, 2009 are deemed to be held and outstanding for the purpose of calculating that stockholder’s percentage of beneficial ownership.

(4)	Based on a Schedule 13-G filed by Royce & Associates LLC on January 26, 2009.

(5)	Based on a Schedule 13-D filed by and on behalf of CIC Partners Firm LP, a Delaware limited partnership (“CIC Partners”), CAH Public LP, a Delaware limited partnership (the “Partnership”), CAH Public GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and CIC Advantage Holdings LLC, a Delaware limited liability company and the sole member of the General Partner (“CIC Advantage” and, collectively with CIC Partners, the Partnership and the General Partner, the “Reporting Persons”). Pursuant to the limited partnership agreement of the Partnership, the General Partner has sole investment discretion and voting authority with respect to the securities. CIC Advantage, by virtue of its ownership in the General Partner, and CIC Partners, by virtue of its control over CIC Advantage, may be deemed to share investment discretion and voting authority with respect to the securities covered.

Messrs. Michael S. Rawlings, Fouad Z. Bashour, Charles E. Rawley III, Roger Enrico and John F. Antioco comprise all of the directors of CIC Advantage, in which capacity they may be deemed to share voting control and dispositive power over the securities covered by this Statement. Further, Messrs. Drew R. Johnson, Marshall B. Payne, James C. Smith, Rawlings and Bashour comprise all of the directors of CIC Partners, in which capacity they may be deemed to share voting control and dispositive power over the securities covered. Messrs. Rawlings, Bashour, Rawley III, Enrico, Antioco, Johnson, Smith and Payne disclaim beneficial ownership of such securities.

(6)	Represents 37,500 shares held by Ms. Luey and 18,000 shares of Common Stock issuable upon exercise of vested options held by Ms. Luey.

(7)	Represents 25,579 shares held by Mr. Coletta and 82,500 shares of Common Stock issuable upon exercise of vested options held by Mr. Coletta. These options will expire on April 9, 2009, 90 days from the date of Mr. Coletta’s separation from the Company, unless exercised sooner.

(8)	Represents 42,900 shares held by Mr. Fox and 32,914 shares of Common Stock issuable upon exercise of vested options held by Mr. Fox.

(9)	Represents 66,500 shares of Common Stock held by Mr. de Chatellus, and 57,500 shares of Common Stock issuable upon exercise of vested options held by Mr. de Chatellus.

(10)	Represents 13,000 shares held by Mr. Schwartz and 7,500 shares of Common Stock issuable upon exercise of vested options held by Mr. Schwartz.

(11)	Represents 990,868 shares of Common Stock held by Mr. Berrard, 937,535 of which are directly held by Mr. Berrard and of which 53,333 shares are indirectly held by Berrard Holding Limited Partnership, of which Mr. Berrard is President. Includes warrants to purchase 250,000 shares of Common Stock held directly by Mr. Berrard and 74,600 shares of Common Stock issuable upon exercise of vested options held by Mr. Berrard.

(12)	Represents 562,493 shares of Common Stock held by Mr. Byrne, warrants to purchase 150,000 shares of Common Stock held directly by Mr. Byrne, and 68,400 shares of Common Stock issuable upon exercise of vested options held by Mr. Byrne. Does not include shares of Common Stock issuable upon the exercise of a fully vested option to purchase 133,334 shares of Common Stock granted to Mr. Byrne on March 19, 2009. See section above entitled Corporate Governance—Director Independence.

(13)	Represents 15,000 shares held by Mr. Federico and 67,243 shares of Common Stock issuable upon exercise of vested options held by Mr. Federico.

(14)

Represents 1,271,483 shares over which Mr. Kagle has sole voting and dispositive power, of which 1,111,111 shares are held directly by Mr. Kagle, 79,160 shares are issuable upon the exercise of warrants held directly by Mr. Kagle and 81,212 shares of Common Stock issuable upon exercise of vested options held by Mr. Kagle. Includes 2,314,658 shares over which Mr. Kagle has shared voting and dispositive power, of which 2,222,222 are held directly by Benchmark Capital Partners IV, L.P., as nominee (“BCP IV”); of which 11,832 are issuable upon the exercise of warrants held directly by Benchmark Capital

Partners, L.P. (“BCP”); of which 1,444 are issuable upon the exercise of warrants held directly by Benchmark Founders’ Fund, L.P. (“BFF”); and of which 79,160 are issuable upon the exercise of warrants held directly by Technology Venture Investors-IV L.P., as nominee for Technology Venture Investors-4, L.P., TVI Partners-4, L.P. and TVI Affiliates-4, L.P. (“TVI”). Mr. Kagle is a member or a managing member of each entity that serves as the general partner to BCP IV, BCP, BFF and TVI, and Mr. Kagle may be deemed to have shared power to vote these shares all of to which he disclaims beneficial ownership.

(15)	Represents 83,000 shares of Common Stock held by Mr. Swette and 59,300 shares of Common Stock issuable upon exercise of vested options held by Mr. Swette.
(16)	Represents 45,300 shares of Common Stock held by Mr. Martin-Busutil and 59,300 shares of Common Stock issuable upon exercise of vested options held by Mr. Martin-Busutil. Does not include shares of Common Stock issuable upon the exercise of a fully vested option to purchase 133,334 shares of Common Stock granted to Mr. Busutil on March 19, 2009. See section above entitled Corporate Governance—Director Independence.
(17)	Represents 20,000 shares of Common Stock held by Mr. Howe and 28,800 shares of Common Stock issuable upon exercise of vested options held by Mr. Howe.
(18)	Represents 77,500 shares of Common Stock held by Mr. Clayton.
(19)	Represents 15,000 shares of Common Stock held by Mr. Breen and 5,000 shares of Common Stock issuable upon the exercise of a warrant held by Mr. Breen.
(20)	Represents 5,327,973 shares of common stock, 637,269 shares of common stock issuable upon the exercise of vested options and 576,596 shares issuable upon the exercise of outstanding warrants. See Notes 6 through 19, above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with for Fiscal 2008.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2010 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than 120 days prior to the anniversary of this year’s mailing date, which date shall be December 3, 2009. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than the above date.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Jamba stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Investor Relations Department, Jamba, Inc., 6475 Christie Avenue, Suite 150, Emeryville, CA 94608 or contact our Corporate Secretary by telephone at (510) 596-0100. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2009 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

MICHAEL W. FOX

Secretary

April 2, 2009

JAMBA, INC. 6475 CHRISTIE AVE. SUITE #150 EMERYVILLE, CA 94608

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12693 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Jamba, Inc.
The Board of Directors recommends a vote “FOR” all nominees listed and “FOR” Proposal 2.
Vote On Directors
1. Election of Directors
Nominees:	For	Against	Abstain

1a. Steven R. Berrard	☐	☐	☐

1b. Thomas C. Byrne	☐	☐	☐

1c. James D. White	☐	☐	☐	Vote On Proposal	For	Against	Abstain

1d. Richard L. Federico	☐	☐	☐	2. Ratification of Selection of Independent Registered Public Accounting Firm.	☐	☐	☐

1e. Robert C. Kagle	☐	☐	☐

1f. Brian Swette	☐	☐	☐

3.  With discretionary authority, to transact such other business as may properly come before the meeting or any adjournment thereof. At this time, the persons making this solicitation know of no other matters to be presented at the meeting.

1g. Ramon Martin-Busutil	☐	☐	☐

1h. Lesley H. Howe	☐	☐	☐

	Yes	No

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M12694

Jamba, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 8, 2009 10:00 A.M. PDT

The stockholder(s) hereby appoint(s) James D. White, President and Chief Executive Officer, and Karen L. Luey, Senior Vice President and Chief Financial Officer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of JAMBA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholders to be held at 10:00 a.m., PDT, on 5/8/2009, at 6475 Christie Avenue, Suite 150, Emeryville, CA 94608, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSAL TWO.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.